Exhibit 99.1

January 16, 2026

Western Uranium & Vanadium Announces Securities Transactions

FOR IMMEDIATE RELEASE.

Toronto, Ontario and Nucla, Colorado - Western Uranium & Vanadium Corp. (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to provide the following updates.

George Glasier, CEO Purchases Common Shares in the Open Market and Files Early Warning Report

George Glasier, CEO, President, Founder and a director of the Company, announces that he acquired, for investment purposes, a total of 100,000 common shares of Western on December 29 and 30, 2025 at a price of CA$0.48 per share in the public market (collectively, the “Transaction”). Prior to the Transaction, Mr. Glasier controlled a total of 4,928,516 common shares (6.9%) which increased to 5,028,516 common shares (7.0%). Additionally, Mr. Glasier held vested stock options and warrants exercisable for 1,067,647 common shares of the Company which if all were exercised, Mr. Glasier would hold and/or control approximately 8.4% of the Company’s then issued and outstanding common shares. Despite this increase in common share ownership, Mr. Glasier is issuing this news release because his percentage ownership in the Company has decreased below 10% as a result of multiple private placements conducted to fund Company operations.

This is a joint news release of Western and Mr. Glasier, President, CEO and a director of the Company. Mr. Glasier will file an Early Warning Report under the Company’s profile on SEDAR+. The Early Warning Report will include additional information as required under National Instrument 62-103 – The Early Warning System and Related Takeover Bid and Insider Reporting Issues. A copy of the Early Warning Report may be requested from Western’s Chief Financial Officer, Robert Klein, by contacting him at the phone number or email address listed below.

Stock Options Grant

Western has granted an aggregate of 1,350,000 stock options (“Options”) to purchase common shares to a number of officers, directors, and employees of Western under the Company’s Incentive Stock Option Plan. The Options were granted on January 15, 2026 and with the exercise price being set at CA$0.90 based upon the closing prices on the two trading days prior to the grant date, and the pricing of units offered in the most recent private placement conducted by Western. Each option is exercisable to acquire one common share for a five-year term starting with the vesting date. The Options vest equally in three instalments: January 31, 2026, July 31, 2026, and January 31, 2027.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is developing high-grade uranium and vanadium production. Western is currently licensing and developing the Mustang Mineral Processing Plant for mined material recovery which may incorporate kinetic separation to optimize economics. Western holds a number of resource properties including the Sunday Mine Complex, its flagship property located in the prolific Uravan Mineral Belt. The production pipeline encompasses multiple conventional projects in Colorado and Utah that are currently undergoing permitting and development. The Company continues to review opportunities to acquire and develop additional complementary properties in proximity to the processing plant site.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier	Robert Klein
President and CEO	Chief Financial Officer
970-864-2125	908-872-7686
gglasier@western-uranium.com	rklein@western-uranium.com